Exhibit 4.52

Allen&Gledhill

Dated ________________________

MONTROSE PROPERTY PTE LTD

and

MEDIA DATA SYSTEMS PTE LTD

SALE AND PURCHASE AGREEMENT RELATING TO
1 SIMS LANE #08-01 SINGAPORE 387355

ALLEN & GLEDHILL LLP
ONE MARINA BOULEVARD #28-00
SINGAPORE 018989

This Agreement is made on ___________________________ between:

(1)	MONTROSE PROPERTY PTE LTD (Company Registration No. 199002253C), a company incorporated in Singapore with its registered office at 1 Sims Lane #08-01 One Sims Lane Singapore 387355 (the “Vendor”); and

(2)	MEDIA DATA SYSTEMS PTE LTD (Company Registration No.199001601W), a company incorporated in Singapore with its registered office at 1 Sims Lane #08-01 One Sims Lane Singapore 387355 (the “Purchaser”).

Whereas:

The Vendor has agreed to sell and the Purchaser has agreed to purchase the Property, upon the terms and subject to the conditions of this Agreement.

It is agreed as follows:

1.	Definitions and Interpretation

1.1	Definitions: In this Agreement, unless there is something in the subject or context inconsistent therewith:

“Accessory Lots” means Lots A10X, A11L, A12C, A13M and A14W of Mukim 24.

“Assignment of Tenancy Agreements” means the assignment of tenancy agreements referred to in Clause 9.2.

“Authority” means any Singapore governmental, semi-governmental, administrative, regulatory, fiscal or judicial, local or statutory agency, authority, body, commission, department, exchange, tribunal or entity.

“Building” shall have the meaning ascribed to it in Clause 5.2.1.

“Business Day” means a day (other than a Saturday, Sunday or a gazetted public holiday in Singapore) on which commercial banks are open for business in Singapore.

“Common Property” shall have the meaning ascribed to it in Clause 5.2.1.

“Completion” means the completion of the sale and purchase of the Property under the terms of this Agreement.

“Completion Date” means shall have the meaning ascribed to it in Clause 11.1.1.

“Conditions Fulfilment Date” means:

(i)	the date the Vendor’s Fulfilment Notice is issued by the Vendor and received by the Purchaser pursuant to, and in compliance with, Clause 4.2.3; or

(ii)	the date the Purchaser’s Fulfilment Notice is issued by the Purchaser and received by the Vendor pursuant to, and in compliance with, Clause 4.3.2,

whichever is the later date.

“Deposit” means the sum of S$835,000.

“Encumbrance” means a mortgage, charge, pledge, lien, security interest or encumbrance or any other agreement or arrangement having substantially the same economic effect, including any retention of title arrangement, option or first right of refusal for purchase, affecting the title to the Property.

“Existing Tenancy Agreement” means the Tenancy Agreement dated 1 March 2013 made between the Vendor (as landlord) and EnviroSolutions & Consulting Pte Ltd (as tenant) in respect of part of the Property.

“GST” means the goods and services tax (which includes any imposition, duty or levy) chargeable under the Goods and Services Tax Act, Chapter 117A of Singapore.

“Land Lot” refers to the whole of Lot 8390P of Mukim 24 comprised in Certificate of Title Volume 554 Folio 134 on which the Building is erected.

“Legal Requisition Termination Notice” shall have the meaning ascribed to it in Clause 5.1.

“Legal Requisitions” means the formal enquiries sent to (a) the Inland Revenue Authority of Singapore, (b) the Environmental Health Department, National Environment Agency, (c) the Central Building Plan Unit, National Environment Agency, (d) the Building and Construction Authority, (e) the Land Transport Authority - Rapid Transit Systems), (f) the Land Transport Authority (Street Works), (g) the Water Reclamation (Network) Department, Public Utilities Board and (h) the Urban Redevelopment Authority and shall include the Road Line Plan, the Railway Protection Plan (if any) and the Drainage Interpretation Plan and all correspondence arising from the original requisitions and plans and “Legal Requisition” shall mean any of the foregoing.

“Long Stop Date” means the day falling two months from (and including) the date of this Agreement.

“New Tenancy Agreements” means the tenancy agreements in respect of the Property or part thereof, entered into by the Vendor with third parties after the date of this Agreement in compliance with the provisions of Clause 8.1.9, and “New Tenancy Agreement” means any one of them.

“Other Property” means the whole of the property comprised in Lot U33764A of Mukim 24 held under Subsidiary Strata Certificate of Title Volume 656 Folio 38 and known as 1 Sims Lane #07-01 Singapore 387355.

“Other Purchaser” means Phillip Securities Pte Ltd (Company Registration No. 197501035Z), a company incorporated in Singapore and having its registered office at 250 North Bridge Road #06-00 Raffles City Tower Singapore 179101.

“Other Sale and Purchase Agreement” the sale and purchase agreement in respect of the sale by the Vendor of the Other Property to the Other Purchaser.

“Outgoings” means, in respect of the Property, rates and taxes (other than the Vendor’s income tax) and includes, but is not limited to, all charges, assessments, duties and fees levied, assessed or charged by the relevant Authorities in relation to the Property and all maintenance fees, sinking fund contributions and any other payments and contributions levied by the Management Corporation in relation to the Property.

“Parties” means the Vendor and the Purchaser and their respective successors and permitted assignees, and “Party” means either of them.

“PCD” means the Pollution Control Department of the Ministry of Environment.

“Property” means the whole of Lot U33765K of Mukim 24 together with the Accessory Lots held under Subsidiary Strata Certificate of Title Volume 656 Folio 39 and known as 1 Sims Lane #08-01 Singapore 387355.

“Purchase Price” means the amount specified in Clause 3.1.

“Purchaser’s Existing Tenancy Agreement” shall have the meaning ascribed to it in Clause 10.1.

“Purchaser’s Fulfilment Notice” hall have the meaning ascribed to it in Clause 4.3.2.

“Purchaser’s Solicitors” means Allen & Gledhill LLP.

“Purchaser’s Use Clearance” means the written approval/consent/clearance from the PCD for the Purchaser’s specific use of the Property or, as the case may be, written notification from the PCD that such approval/consent/clearance from PCD is not required.

“S$” and “Singapore Dollars” means the lawful currency of the Republic of Singapore.

“Sale Clearance” means the written clearance from the PCD for the sale of the Property by the Vendor to the Purchaser or, as the case may be, written notification from the PCD that such clearance from PCD is not required.

“Security Deposit” shall have the meaning ascribed to it in Clause 9.4.1.

“Subtenancy Agreement” shall have the meaning ascribed to it in Clause 10.4.1.

“Subtenant” means Transcontainer Limited Singapore Branch (Registration No. T04FC6496F), a company incorporated in Singapore and having its registered office at 1 Sims Lane #08-02 Singapore 387355.

“Tenancy Agreements” means, collectively, the Existing Tenancy Agreement and the New Tenancy Agreements, and “Tenancy Agreement” means any one of them.

“Tenancy Revenues” means the rent and service charge and other moneys payable by the Tenants from time to time pursuant to the Tenancy Agreements, but excluding the Security Deposits.

“Tenants” means the tenants under the Tenancy Agreements, and “Tenant” means any one of them.

“Transfer Instrument” shall have the meaning ascribed to it in Clause 11.2.1.

“Vendor’s Designated Bank Account” shall have the meaning ascribed to it in Clause 3.2.1.

“Vendor’s Fulfilment Notice” shall have the meaning ascribed to it in Clause 4.2.3.

“Vendor’s Solicitors” means Engelin Teh Practice LLC.

1.2
Statutory Provisions: Any reference in this Agreement to a statutory provision shall include that provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Agreement, so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision or regulation (as from time to time modified or re-enacted) which such provision or regulation has directly or indirectly replaced.

1.3
Miscellaneous: The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words (including words defined in this Agreement) denoting the singular number only shall include the plural and vice versa. The words “written” and “in writing” include any means of visible reproduction. Unless otherwise specified, references to “Clauses” are to be construed as references to the clauses of this Agreement. References to times of day are to Singapore time unless otherwise stated.

1.4	Construction: This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

1.5
Conversion Rate: For the purposes of this Agreement, any amount expressed in Singapore Dollars which is to be converted to the US Dollars equivalent, or vice versa, shall be converted at the conversion rate of USD1.00 = S$1.27115, rounded to the nearest two decimal places.

2.	Sale and Purchase

2.1	Sale of Property: The Vendor shall sell, and the Purchaser shall purchase, the Property upon the terms and subject to the conditions of this Agreement.

2.2
Fixtures and Fittings: The Parties acknowledge that the Purchase Price includes all fixtures, fittings, furniture and movable items located at, in or on the Property (excluding, for the avoidance of doubt, the fittings, furniture and movable items belonging to the Tenants and the Subtenant).

3.	Purchase Price

3.1	Purchase Price: The purchase price (the “Purchase Price”) for the purchase of the Property shall be S$16,700,000.

3.2	Payment of Purchase Price: The Purchase Price shall be paid by the Purchaser to the Vendor in the following manner:

3.2.1
the US Dollar equivalent of the Deposit converted at the Conversion Rate shall be paid to the Vendor upon the signing of this Agreement by way of telegraphic transfer into the Vendor’s designated bank account as notified in writing by the Vendor to the Purchaser (the “Vendor’s Designated Bank Account”). All bank charges in connection with such telegraphic transfer shall be borne by the Purchaser; and

3.2.2	the Purchase Price (less the Deposit) shall be paid by the Purchaser to the Vendor in the manner as provided in Clause 11.3.

3.3	GST: In addition to the Purchase Price, the Purchaser must pay GST in accordance with and subject to the provisions of Clause 7.

4.	Conditions Precedent

4.1	PCD Clearances: The sale and purchase of the Property shall be subject to and conditional upon the following being obtained:

4.1.1	the Sale Clearance being obtained by the Vendor at the Vendor’s cost and expense; and

4.1.2	the Purchaser’s Use Clearance being obtained by the Purchaser at the Purchaser’s costs and expense.

4.2	Vendor’s Obligations

4.2.1
The Vendor shall within seven Business Days after the date of this Agreement apply at its cost and expense, to the PCD for the Sale Clearance and shall use its best endeavours to obtain the Sale Clearance.

4.2.2
The Purchaser shall render all reasonable assistance and at the request of the Vendor and the PCD, furnish such information and documents as may be required by the Vendor and the PCD in relation to the Vendor’s application for the Sale Clearance.

4.2.3
The Vendor shall (i) give the Purchaser copy(ies) of all the Vendor’s application(s) to the PCD and all other correspondence with the PCD arising from or in connection with the Sale Clearance and (ii) notify the Purchaser in writing upon obtaining the Sale Clearance (the “Vendor’s Fulfilment Notice”).

4.2.4	The Vendor shall comply with the terms and conditions imposed on it by the PCD as conditions for the grant of Sale Clearance.

4.2.5
The Vendor shall bear all fees, consent charges and administrative charges (including GST thereon) imposed by the PCD on the Vendor in relation to the Vendor’s application for the Sale Clearance as well as any assignment fee, sale levy or other imposition imposed by the PCD for the grant of the Sale Clearance.

4.3	Purchaser’s Obligations

4.3.1
The Purchaser shall within seven Business Days after the date of this Agreement apply at its cost and expense, to the PCD for the Purchaser’s Use Clearance. The Vendor shall render all reasonable assistance and at the request of the Purchaser and the PCD, furnish such information and documents as may be required by the Purchaser and the PCD in relation to the Purchaser’s application for the Purchaser’s Use Clearance.

4.3.2
The Purchaser shall (i) give the Vendor copy(ies) of all the Purchaser’s application(s) to the PCD and all other correspondence with the PCD arising from or in connection with the Purchaser’s Use Clearance and (ii) notify the Vendor in writing upon obtaining the Purchaser’s Use Clearance (the “Purchaser’s Fulfilment Notice”).

4.3.3	Each Party shall comply with the terms and conditions imposed on it by the PCD as conditions for the grant of the Purchaser’s Use Clearance.

4.3.4
The Purchaser shall bear all fees, consent charges and administrative charges (including GST thereon) imposed by the PCD on the Purchaser in relation to the Purchaser’s application for the Purchaser’s Use Clearance.

4.4	Purchaser’s Right to Waive: The Purchaser may at any time unconditionally waive the Purchaser’s Use Clearance.

4.5	Termination by Either Party: In the event:

4.5.1	the Sale Clearance has not been obtained by the Long Stop Date; or

4.5.2
the Purchaser’s Use Clearance has not been obtained by the Long Stop Date and the Purchaser has not confirmed in writing to the Vendor on or before the Long Stop Date that the Purchaser waives the Purchaser’s Use Clearance which has not been obtained, either Party may, at any time after the Long Stop Date, by notice in writing to the other Party terminate this Agreement and upon such notice being delivered to the other Party, this Agreement shall cease and determine. The Vendor shall forthwith refund the Deposit (without any interest thereon) to the Purchaser, and in exchange therefor, the Purchaser shall return to the Vendor all documents of title received by it from the Vendor and at the Purchaser’s cost withdraw any caveats and cancel any entries relating to the Property in the Singapore Land Authority.  Each Party shall bear its own solicitor’s costs in the matter and neither Party shall have any claim or demand against the other for damages costs compensation or otherwise arising out of or in connection with this Agreement, save and except for any antecedent breach.

5.	Legal Requisition

5.1
Legal Requisition Termination Notice: Without prejudice to the other provisions of this Agreement but in addition thereto, the Purchaser shall be entitled to terminate this Agreement by giving written notice thereof to the Vendor (the “Legal Requisition Termination Notice”) if there is a reply to any Legal Requisition which materially adversely affects the Property or any part(s) thereof.

5.2	Unsatisfactory Replies: For the purposes of Clause 5.1, a reply to any Legal Requisition which “materially adversely affects the Property or any part(s) thereof” shall include:

5.2.1
any reply which discloses the existence of (i) any road lines, reserves or proposals and/or any drainage lines, reserves or proposals affecting the Property or any part(s) thereof, and/or (ii) any of the matters stated in the prescribed requisition form of the Land Transport Authority (Rapid Transit Systems) and/or (iii) any government gazette notification or proposed scheme which (a) affects to any extent or measure the building within which the Property is comprised (the “Building”) or (b) the common property of the development within which the Building is comprised (the “Common Property”). For the avoidance of doubt, a reply shall be deemed to be a satisfactory reply if the reply discloses that part of the Land Lot falls within the “Railway Safety Zone” as shown shaded in blue on the Railway Protection Plan attached to this Agreement as Appendix A;

5.2.2
any reply which discloses that a notice under Sections 19, 24 or 25 of the Building Control Act, Chapter 29 of Singapore or an order or direction under Sections 6 or 7 of the Building Maintenance and Strata Management Act, Chapter 30C of Singapore has been served and has not been complied and which is incapable of being rectified, discharged or complied with by the Vendor by Completion; and

5.2.3
any reply which discloses that the Property or any part(s) thereof is affected by any notice or order which has not been complied with and which is incapable of being rectified, discharged or complied with by the Vendor by Completion.

5.3
Consequences of Termination: Upon the delivery of Legal Requisition Termination Notice on the Vendor by the Purchaser, the Vendor shall forthwith refund the Deposit (without any interest thereon) to the Purchaser, and in exchange therefor, the Purchaser shall return to the Vendor all documents of title received by it from the Vendor and at the Purchaser’s cost withdraw any caveats and cancel any entries relating to the Property in the Singapore Land Authority.  Each Party shall bear its own solicitor’s costs in the matter and neither Party shall have any claim or demand against the other for damages costs compensation or otherwise arising out of or in connection with this Agreement, save and except for any antecedent breach.

6.	Title

6.1	Title Documents: Title to the Property shall be in order and properly deduced.

6.2	Free from Encumbrances: The title to the Property shall be free from Encumbrances on Completion, subject to the restrictions contained in Restriction No. I/001492P.

7.	GST

7.1
Liability for GST: The Purchase Price shall exclude any applicable GST. All GST payable in respect of the Purchase Price and all other moneys payable by the Purchaser under this Agreement which are chargeable with GST pursuant to law, shall be borne by the Purchaser.

7.2
Tax Invoice: The Vendor must, in exchange for payment by the Purchaser of the GST, issue and deliver to the Purchaser at Completion a GST tax invoice for the full amount of the GST to be paid by the Purchaser.

8.	Vendor’s Conduct Pending Completion

8.1	With effect from the date of this Agreement and until Completion or termination of the sale and purchase herein (whichever is earlier), the Vendor shall:

8.1.1	not create any new Encumbrance over the Property;

8.1.2	not sell or transfer or agree to sell or transfer the Property or grant any option to sell or transfer the Property inconsistent with this Agreement;

8.1.3	not do anything which prejudices or is likely to prejudice the Purchaser’s rights under this Agreement;

8.1.4	it shall maintain the Property in a good state of repair, allowing for fair wear and tear;

8.1.5
comply with relevant applicable laws, regulations and directives of any relevant Authority relating to the Property where non-compliance or non-observance would impose any Encumbrance or liability on the Property;

8.1.6
maintain the existing insurance on the Property against damage and destruction by fire to their replacement value and not do anything or permit anything to be done which would render such existing insurance to be, or become invalid, void or voidable;

8.1.7	promptly disclose to the Purchaser any actual or pending action, dispute, claims or demands brought by or against the Vendor which would impose any Encumbrance or liability on the Property;

8.1.8	not do or permit or suffer to exist, any act or omission which would result in it being unable to perform its obligations under this Agreement;

8.1.9
not enter into, agree to or solicit any new tenancy agreements in respect of the Property or any part thereof, without the prior written approval of the Purchaser and the prior written approval of the PCD for the lease of such part of the Property and the tenant’s specific intended use of the premises to be leased to it (or, as the case may be, written notification from the PCD that such approvals are not required), and where such approvals are given, the Vendor shall provide the Purchaser with a copy of each signed new tenancy agreement within 14 days after such new tenancy agreement has been entered into by the parties thereto;

8.1.10	not consent to any transfer, assignment, sub-tenancies or licences proposed by the Tenants;

8.1.11	not vary or modify the terms of the Tenancy Agreement (including, without limitation, the fees and moneys payable thereunder);

8.1.12	not release or terminate any of the obligations of the Tenants under the Tenancy Agreement; and

8.1.13	not engage in any other course of action which prejudices or is likely to prejudice the Purchaser’s rights under the Tenancy Agreement.

9.	Tenancy Agreements

9.1
Tenancy Agreement: The Property is sold subject to, and with the benefit of, the Tenancy Agreements. In the event that, prior to Completion, the Tenancy Agreements has been terminated by the Vendor with the prior written consent of the Purchaser, the Property or the relevant part(s) thereof shall be sold without the benefit of the Tenancy Agreements and the Vendor shall deliver vacant possession of the Property or such part(s) thereof which was or were the subject of the Tenancy Agreements which had been terminated.

9.2
Assignment of Tenancy Agreements: On Completion, the Vendor shall deliver to the Purchaser, and the Purchaser shall accept an assignment (the “Assignment of Tenancy Agreements”) of all rights, benefits (including Tenancy Revenues) and covenants under the Tenancy Agreements (subsisting as at Completion) with effect from Completion, whether or not such rights, benefits and covenants touch and concern or run with the Property and in addition and without prejudice to the provisions of Sections 10 and 11 of the Conveyancing and Law of Property Act, Chapter 61 of Singapore. The Assignment of Tenancy Agreements shall be (i) substantially in the form and containing the provisions set out in Schedule 1 to this Agreement with such modifications thereof as may be agreed between the Parties, and (ii) prepared by and at the cost and expense of the Purchaser.

9.3	Parties’ Obligations in respect of the Tenancy Agreements

9.3.1
Prior to Completion, the Vendor must at its cost and expense observe and perform the Vendor’s obligations under the Tenancy Agreements and shall keep the Purchaser fully indemnified from and against all claims, demands, actions, proceedings, damages, losses, costs, expenses and liabilities caused by any default or failure on the Vendor’s part to discharge and fulfil as aforesaid the Vendor’s obligations under the Tenancy Agreements.

9.3.2
The Purchaser shall with effect from Completion, observe, perform, take over, discharge and fulfil all obligations of the Vendor under the Tenancy Agreements in respect of the period from and including Completion and shall, subject to the proviso hereto, keep the Vendor fully indemnified from and against all claims, demands, actions, proceedings, damages, losses, costs, expenses and liabilities caused by any default or failure on the Purchaser’s part to discharge and fulfil as aforesaid the Vendor’s obligations under the Tenancy Agreements Provided nothing herein shall be construed as rendering the Purchaser liable for any breach by the Vendor prior to Completion of the Vendor’s obligations under the Tenancy Agreements.

1.4	Security Deposit

9.4.1
On Completion, the Vendor shall transfer to the Purchaser (less any proper deductions made by the Vendor for any moneys whatsoever due and owing to the Vendor by the Tenants pursuant to the provisions of the relevant Tenancy Agreement) the following security deposits:

(i)	the sum of S$9,281.22 being the equivalent of two months’ rent under the Existing Tenancy Agreement; and

(ii)	all security and other deposits furnished by any New Tenant under the relevant New Tenancy Agreement,

(collectively, the “Security Deposits” and each a “Security Deposit”).

9.4.2
Subject to any lawful claim which the Purchaser may have under the terms of the relevant Tenancy Agreement in respect of the Security Deposit, the Purchaser shall refund to each Tenant the Security Deposit in accordance with the terms of the relevant Tenancy Agreement relating to the provision of the foregoing deposits by the relevant Tenant.

9.4.3
The Purchaser’s obligations under Clauses 9.4.2 are limited to refunding to each Tenant the amount actually received by the Purchaser from the Vendor on account of the Security Deposit paid by the Tenant under the relevant Tenancy Agreement. The Vendor shall indemnify the Purchaser and keep the Purchaser indemnified from all claims, losses or damages incurred or sustained by the Purchaser as a result of a claim by the Tenant for the refund of the Security Deposit paid by such Tenant under the relevant Tenancy Agreement which is in excess of the amount transferred by the Vendor to the Purchaser.

9.5	Existing Tenancy Agreement

The Parties hereby acknowledge that:

(i)
the Vendor has served a notice dated 25 November 2013 on EnviroSolutions & Consulting Pte Ltd informing it of the landlord’s intention to issue a notice of termination of the Existing Tenancy Agreement on or about 1 March  2014 pursuant to Schedule 3 of the Third Schedule of the Existing Tenancy Agreement. A copy of the Vendor’s said notice is attached to this Agreement as Appendix B; and

(ii)
after Completion, the Purchaser shall (unless otherwise agreed between the Purchaser (as the new landlord) and EnviroSolutions & Consulting Pte Ltd) serve the requisite notice of termination of the Existing Tenancy Agreement on EnviroSolutions & Consulting Pte Ltd pursuant to Schedule 3 of the Third Schedule of the Existing Tenancy Agreement on EnviroSolutions & Consulting Pte Ltd.

10.	Purchaser’s Existing Tenancy Agreement

10.1
Purchaser’s Existing Tenancy Agreement: The Purchaser is in possession of part of the Property under the terms of the Tenancy Agreement dated 20 January 2014 (the “Purchaser’s Existing Tenancy Agreement”) made between the Vendor (as landlord) and the Purchaser (as tenant).

10.2	Purchaser’s Obligations

10.2.1	The Purchaser will remain liable on the tenant’s covenants contained in the Purchaser’s Existing Tenancy Agreement until Completion.

10.2.2
If for any reason the sale and purchase is not completed on the Completion Date, the Purchaser shall continue to pay the rent, other fees and moneys payable pursuant to the Purchaser’s Existing Tenancy Agreement on the dates specified therein.

10.3
Merger: On Completion, the deposit equivalent to one month’s rent (or the balance thereof after any deductions made by the Vendor pursuant to the provisions of the Purchaser’s Existing Tenancy Agreement) will be refunded to the Purchaser and the tenancy under the Purchaser’s Existing Tenancy Agreement shall be deemed to have merged in the transfer of the Property to the Purchaser.

10.4	Existing Subtenancy Agreement

10.4.1	The Purchaser (as landlord) has entered into the tenancy agreement dated 12 April 2012 with the Subtenant (as tenant) in respect of part of the Property (the “Subtenancy Agreement”).

10.4.2
The Purchaser (as landlord) has served a notice dated 19 November 2013 on the Subtenant to pre-terminate the Subtenancy Agreement with effect from 30 April 2014. A copy of the Purchaser’s said notice is attached to this Agreement as Appendix C.

10.4.3	On Completion, the Purchaser (qua owner) shall continue with the Subtenancy Agreement on the terms of the Subtenancy Agreement up and including the date of termination of the Subtenancy Agreement.

11.	Completion

11.1	Completion Date

11.1.1	Completion shall take place on:

(i)	10 February 2014; or

(ii)	the date falling five Business Days after the Conditions Fulfillment Date,

whichever is later (or such other date as may be mutually agreed by the Parties in writing) (the “Completion Date”). It is the intention of the Parties that Completion of the sale and purchase of the Property and the completion of the sale and purchase of the Other Property under the Other Sale and Purchase Agreement shall take place concurrently. In the premises, in the event of any delay in the completion of the sale and purchase of the Other Property for any reason whatsoever, it is hereby agreed that the Completion Date shall be deferred by the same number of days of such delay to enable Completion of the sale and purchase of the Property and the completion of the sale and purchase of the Other Property under the Other Sale and Purchase Agreement to take place concurrently.

11.1.2	Subject to the provisions of this Agreement, Completion shall take place on the Completion Date at the office of the Vendor or such other venue as the Vendor may reasonably direct.

11.2	Vendor’s Obligations on Completion: On Completion, the Vendor shall deliver:

11.2.1	an instrument of transfer of the Property, duly executed by the Vendor in favour of the Purchaser (the “Transfer Instrument”);

11.2.2	Subsidiary Strata Certificate of Title Volume 656 Folio 39 relating to the Property;

11.2.3	a copy of the draft notice of transfer to the Inland Revenue Authority of Singapore;

11.2.4	a copy of the notice of change of ownership to the Management Corporation;

11.2.5	a GST tax invoice in relation to the entire Purchase Price, issued by the Vendor to the Purchaser;

11.2.6	copies of receipts or documents evidencing payment of the Outgoings which are to be apportioned between the Vendor and the Purchaser on Completion;

11.2.7	duplicate executed and stamped copies of the Tenancy Agreements;

11.2.8
the duly executed Assignment of Tenancy Agreements together with copies of the notices signed by the Vendor addressed to the Tenant, notifying each Tenant of the assignment to the Purchaser of the benefit of the Tenancy Agreements and directing it to pay all future payments under the relevant Tenancy Agreements to the Purchaser or as it may direct;

11.2.9	certified true copy(ies) of the relevant corporate resolutions of the Vendor approving the sale of the Property and authorising the execution of:

(i)	the instrument of transfer of the Property; and

(ii)	all other documents required for purposes of Completion; and

11.2.10	a letter of confirmation by the Vendor addressed to the Purchaser confirming that either:

(i)	the Vendor is resident in Singapore for tax purposes; or

(ii)	the Vendor is not resident in Singapore for tax purposes, and the Vendor has not been assessed as a property trader by the Inland Revenue Authority of Singapore.

11.3	Purchaser’s Obligations on Completion: Against compliance by the Vendor of its obligations in Clause 11.2, the Purchaser shall on Completion:

11.3.1
pay to the Vendor, or as it may direct, the US Dollar equivalent of the Purchase Price (less the Deposit) converted at the Conversion Rate and the applicable GST payable on the Purchase Price, by way of telegraphic transfer into the Vendor’s Designated Bank Account. All bank charges in connection with such telegraphic transfer levied by the Purchaser’s bank shall be borne by the Purchaser; and

11.3.2	deliver to the Vendor a copy of the Assignment of Tenancy Agreements duly executed by the Purchaser.

11.4	Completion Procedure

11.4.1	The Parties hereby agree that on the Completion Date:

(i)	the Vendor and/or the Vendor’s Solicitors shall deliver to the Purchaser’s Solicitors, the documents and items set out in Clause 11.2, in exchange for:

(a)	the Assignment of Tenancy Agreements duly executed by the Purchaser; and

(b)
the Purchaser’s Solicitors’ written undertaking that it shall not (1) release Subsidiary Strata Certificate of Title Volume 656 Folio 39 and the duly executed Transfer Instrument to the Purchaser and (2) register the Transfer Instrument at the Singapore Land Authority until the Vendor or the Vendor’s Solicitors has received a copy of the Purchaser’s remittance instructions to the Purchaser’s bank for the remittance by telegraphic transfer of the US Dollar equivalent of the Purchase Price (less the Deposit) converted at the Conversion Rate into the Vendor’s Designated Bank Account; and

(ii)
the Purchaser shall give instructions to its bank to remit by telegraphic transfer the US Dollar equivalent of the Purchase Price (less the Deposit) converted at the Conversion Rate into the Vendor’s Designated Bank Account.

11.4.2
The Vendor hereby irrevocably confirms that the Purchaser’s Solicitors shall be authorized to (1) release the Subsidiary Strata Certificate of Title Volume 656 Folio 39 and the duly executed Transfer Instrument to the Purchaser and (2) register the Instrument of Transfer at the Singapore Land Authority (i) upon the Purchaser or the Purchaser’s solicitors receipt of the SWIFT MT103 showing the credit transfer of the US Dollar equivalent of the Purchase Price (less the Deposit), converted at the Conversion Rate, into the Vendor’s Designated Account or (ii) within three Business Days after the date of Completion unless the Vendor has provided evidence reasonably satisfactory to the Purchaser within the said three Business Day period that the US Dollar equivalent of the Purchase Price (less the Deposit), has not been credited into the Vendor’s Designated Account.

12.	Compulsory Acquisition

The Property is sold subject to there being no acquisition or notice of intended acquisition of the Property or any part thereof or the Common Property or any part thereof by the government or other relevant Authority and if on or before Completion, the government or other relevant Authority shall acquire or give notice of acquisition or intended acquisition of the Property or any part thereof or the Common Property or any part thereof, the Purchaser may in its discretion rescind this Agreement by giving written notice thereof to the Vendor. In the event such written notice is served, this Agreement shall forthwith become null and void and of no further effect whatsoever. The Vendor shall forthwith refund the Deposit (without any interest thereon) to the Purchaser, and in exchange therefor, the Purchaser shall return to the Vendor all the documents of title received by it from the Vendor and at the Purchaser’s cost withdraw any caveats and cancel any entries relating to the Property in the Singapore Land Authority. Each Party shall bear its own solicitors’ costs in the matter and neither Party shall have any claim or demand against the other for damages costs or otherwise arising out of or in connection with this Agreement, save and except for any antecedent breach.

13.	Representations and Warranties

13.1	Each Party hereby represents and warrants and undertakes to the other that as at the date of this Agreement and as at Completion:

13.1.1	it has full power and authority to enter into and perform this Agreement and this Agreement constitutes valid and binding obligations on its part; and

13.1.2	the execution and delivery of and the performance by it of its obligations under this Agreement will not:

(i)	result in a breach of any provision of its Memorandum or Articles of Association or other constitutive documents, if any; or

(ii)	result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

14.	General Conditions of Sale

14.1	The sale is subject to “The Law Society of Singapore’s Conditions of Sale 2012” in so far as they are applicable to a sale by private treaty and are not contrary to or in conflict with the following:

14.1.1	the Conveyancing & Law of Property (Conveyancing) Rules 2011 as promulgated under the Conveyancing & Law of Property Act, Chapter 61 of Singapore; and

14.1.2	the Singapore Academy of Law (Conveyancing Money) Rules 2011 as promulgated under the Singapore Academy of Law Act, Chapter 294A of Singapore (if applicable).

14.2	Where the terms and conditions contained in this Agreement are in conflict with “The Law Society of Singapore’s Conditions of Sale 2012”, the former shall prevail.

14.3	In the application of “The Law Society of Singapore’s Conditions of Sale 2012” to this Agreement:

14.3.1	any reference to “Scheduled Completion Date” therein shall be construed to mean the date fixed for Completion as more particularly provided in Clause 11.1 of this Agreement; and

14.3.2	any reference to “Contract” therein shall be construed to mean the contract for sale as set out in this Agreement.

15.	Release and Indulgence

15.1
Discretion to Release: Any liability to a Party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by such Party in its absolute discretion as regards the other Party without in any way prejudicing or affecting its other rights and remedies against the other Party.

15.2
No Waiver: No failure on the part of either Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies (whether provided by law or otherwise).

16.	Continuing Effect of Agreement

All provisions of this Agreement shall so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion and shall not merge in the transfer of the Property, except in respect of those matters then already performed.

17.	Other Provisions

17.1	Further Assurance

At any time after the date of this Agreement, the Vendor shall, and shall procure that any necessary third party shall, execute such documents and do such acts and things as the Purchaser may require for the purpose of giving to the Purchaser the full benefit of all the provisions of this Agreement.

17.2	Costs

17.2.1	Legal Costs: Each Party shall bear its own legal, professional and other costs and expenses incurred by it in connection with the negotiation, preparation or completion of this Agreement.

17.2.2	Stamp Duty: All stamp duty (if any) payable on this Agreement and on any other document executed pursuant to this Agreement shall be borne by the Purchaser.

17.3	Partial Invalidity

If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

17.4	Notices

All notices, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid registered post or by facsimile addressed to the intended recipient thereof at its address or facsimile number, and marked for the attention of such person (if any), designated by each Party to the other Party for the purposes of this Agreement.  The initial address, facsimile number and person (if any) so designated by the Parties are set out below:

Vendor	:	Montrose Property Pte Ltd
c/o Engelin Teh Practice LLC
20 Cecil Street #13-02
Equity Plaza
Singapore 049705
Attention: Mr Michael Seow
Facsimile Number: + 62261234

Purchaser	:	Media Data Systems Pte Ltd
c/o 22/F, Tower A, Vita Tower
29 Wong Chuk Hang Road
Aberdeen, Hong Kong
Attention: Legal Department
Facsimile Number: +852 2552 5925

Any such notice, demand or communication shall be deemed to have been duly served (if given or made by facsimile) immediately and in proving the same it shall be sufficient to show the electronic confirmation of fax receipt or (if given or made by letter) immediately if hand delivered or two days after sending by local courier and in proving the same it shall be sufficient to show that the receipt from the local courier that the package was duly addressed and the date on which it was sent.

17.5	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of Singapore and the Parties hereto agree to submit to the non-exclusive jurisdiction of the Singapore courts.

17.6	Entire Agreement

This Agreement embodies all the terms and conditions agreed upon between the Parties as to the subject matter of this Agreement (and supersedes and cancels in all respects all previous representations warranties agreements and undertakings (if any) whether such be written or oral made between the Parties with respect to the subject matter hereof) save and except those mutually agreed in writing between the Parties after the due execution of this Agreement.

17.7	Contracts (Rights of Third Parties) Act

A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or enjoy the benefit of any term of this Agreement.

17.8	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

17.9	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart.

Schedule 1
Form of Assignment of Tenancy Agreements

Appendix A
Railway Protection Plan

Appendix B
Copy of the Vendor’s Notice to EnviroSolutions & Consulting Pte Ltd

Appendix C
Copy of the Purchaser’s Notice to Transcontainer Limited Singapore Branch

In witness whereof this Agreement has been entered into on the date stated at the beginning.

Vendor

SIGNED by                                                                 )
for and on behalf of                                                  )
MONTROSE PROPERTY PTE LTD                    )
in the presence of:                                                     )

___________________________________
Witness’ signature
Name:

Purchaser

SIGNED by                                                                 )
for and on behalf of                                                  )
MEDIA DATA SYSTEMS PTE LTD                     )
in the presence of:                                                     )

___________________________________
Witness’ signature
Name: